                                                                EXHIBIT 99.1




                       [HILLS STORES COMPANY LETTERHEAD]




                           FINANCIAL PRESS RELEASE



FOR IMMEDIATE RELEASE:                              Investor Inquiries, Contact:
----------------------                              John Doyle
                                                    Vice President-Treasurer
                                                    Hills Stores Company
                                                    (617) 821-1000 ext. 1694

                                                    Media Inquiries, Contact:
                                                    Kathleen A. Obert
                                                    Senior Vice President
                                                    Edward Howard & Co.
                                                    (216) 781-2400




       HILLS STORES REPORTS YEAR-END AND FOURTH QUARTER FINANCIAL RESULTS


     CANTON, MASSACHUSETTS, March 12, 1997 -- Hills Stores Company (NYSE: HDS) announced its fourth quarter and annual financial results for the period ended February 1, 1997. Fiscal year 1996 was a 52-week year for Hills, compared with a 53-week year for fiscal year 1995. The fourth quarter of last year contained an extra fourteenth week.

     The Company reported a net loss for its fourth fiscal quarter ended February 1, 1997 of $2.9 million, or $0.28 per share on a fully diluted basis, compared with a net profit of $10.4 million, or $0.93 per share, in the fourth quarter last year. This year's fourth quarter included a pretax charge of $22 million ($13.5 million after tax, or $1.31 per fully diluted share) related to the estimated cost of impairment of long-lived assets and the closing of ten stores which the Company announced in January 1997. Fourth quarter earnings before interest, taxes, depreciation, amortization, and other non-cash items (EBITDA) decreased to $58.1 million from $76.7 million last year.







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
HILLS STORES REPORTS ITS ANNUAL FINANCIAL RESULTS/p.2


     Total sales for this year's 13-week fiscal quarter were $658.6 million compared with $699.8 million during the 14-week fiscal quarter last year, the decrease primarily related to last year's longer fiscal quarter. Compared with the equivalent 13-week calendar quarter last year, total sales increased by $5.2 million, and comparable store sales increased by 0.9%. Gross profit decreased to $168.3 million from $188.9 million and declined as a percentage of sales to 25.6% from 27.0% last year. Selling and administrative expenses decreased by $2.0 million to $110.5 million from $112.5 million in the fourth quarter of prior year and rose as a percentage of sales to 16.8% from 16.1%. Interest expense declined to $11.1 million from $12.5 million in the fourth quarter of 1995.

     For the full fiscal year ended February 1, 1997, the Company reported a net loss of approximately $35.1 million, or $3.39 per fully diluted share, compared with last year's net loss of $16.7 million, or $1.66 per fully diluted share. This year's loss included pretax charges of $33.7 million ($20.7 million after tax, or $2.00 per fully diluted share) related to the estimated cost of impair-ment of long-lived assets and store closings. This year's net loss also reflected an extraordinary after-tax loss of $4.3 million, or $0.41 per fully diluted share, from early extinguishments of debt. Last year's net loss included a pretax charge of $45.5 million ($32.5 million after tax, or $3.24 per fully diluted share) for costs related to 1995's change of control. For the fiscal year 1996, EBITDA was $84.7 million compared with $119.3 million last year.

     Total sales for the 52-week fiscal year ended February 1, 1997, decreased to $1,878.5 million from $1,900.1 million in the 53-week fiscal year ended February 3, 1996. On an equivalent 52-week calendar basis, sales for fiscal year 1995 were $1,881.8 million, and comparable store sales decreased by 1.7%. Gross profit decreased to $486.1 million from $515.7 million and declined as a percentage of sales to 25.9% from 27.1% last year. Selling and administrative expenses increased to $403.5 million from $396.9 million last year, and rose as a percentage of sales to 21.5% from 20.9%, largely due to the full year impact of expenses associated with the mid-year opening of 10 new stores in fiscal year 1995 compared with one new store opened in fiscal year 1996. Interest expense for fiscal year 1996 increased to $53.6 million from $47.7 million in 1995, primarily reflecting 1995's capitalization changes associated with a change in control and with a buy-back of common stock, and also reflecting 1996's refinancing of the Company's long-term Senior Notes.

     Gregory K. Raven, President and Chief Executive Officer of Hills commented, "We were disappointed with our sales and profit performance in the fourth quarter, and for the year as a whole. While in Fall we were able to turn around a negative sales trend that had developed in the first half of the year, our holiday sales programs did not adequately compensate for the compressed calendar between Thanksgiving and Christmas, and the aggressive promotion environment that came with it. As a result, we had to aggressively markdown excess clearance merchandise at the end of the year, leading to an erosion in gross margins."



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
HILLS STORES REPORTS ITS ANNUAL FINANCIAL RESULTS/p.3


     Raven continued, "Despite these setbacks, I am pleased with our ability to end the quarter and year on a positive sales trend. On an equivalent calendar basis, comparable store sales still increased about 1% for the quarter. Our positive sales momentum has continued into early 1997, as evidenced by the 7% comparable store sales increase we posted for the month of February. The rate of new competitive openings affecting our stores decreased significantly as 1996 progressed, and is expected to drop even lower during 1997. In addition, our inventory content and margins entering 1997 are in better shape than they were in 1996. These trends put us in a good position to improve both sales and profit margins during 1997."

     C. Scott Litten, Executive Vice President and Chief Financial Officer of the Company added, "Our financial liquidity position remains much better than last year. Our year-end cash balances were $66 million, about $43 million better than last year, and this improvement remains with us as we enter March. We have not had any outstanding borrowings on our working capital facility since mid-December, and do not anticipate any borrowings until later this month. This will be over a month later than last year, when we began seasonal borrowings in mid-February."

     The nation's eighth largest discount retailer, Hills operates stores primarily in the Ohio Valley and Great Lakes regions, with a majority of its stores located in Ohio, Pennsylvania, New York, West Virginia, and Indiana.



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
Hills Stores Company and Subsidiaries
Condensed Consolidated Operating Statements (a)
(in thousands, except per share amounts)

                                       Fourth Quarter               Year
                                    --------------------  ----------------------
                                       1996       1995       1996        1995
                                       ----       ----       ----        ----
Net Sales                           $ 658,646  $ 699,785  $1,878,477  $1,900,104

Cost of Sales                         490,307    510,847   1,392,353   1,384,421
Selling and Administrative Expenses   110,470    112,466     403,522     396,915
Depreciation and amortization          10,046     10,434      40,121      39,052
Impairment of long-lived assets
  and store closings (b)               22,000          -      33,706           -
Costs related to change in
  control (c)                               -      2,237           -      45,529
                                    ---------  ---------  ----------  ----------
Operating earnings (loss)              25,823     63,801       8,775      34,187

Interest expense, net                  11,132     12,528      53,555      47,666
                                    ---------  ---------  ----------  ----------
Income (loss) before income taxes      14,691     51,273    (44,780)    (13,479)

Income tax provision (benefit)         17,608     40,873    (14,000)       3,187
                                    ---------  ---------  ----------  ----------
Income (loss) before
  extraordinary loss                  (2,917)     10,400    (30,780)    (16,666)

Extraordinary loss on early
  extinguishments of debt, net              -          -       4,278           -
                                    ---------  ---------  ----------  ----------
Net Income (Loss)                   $ (2,917)  $  10,400  $ (35,058)  $ (16,666)
                                    =========  =========  ==========  ==========




Earnings (loss) per share -
  Before extraordinary loss         $  (0.28)  $    0.93  $   (2.98)  $   (1.66)
  Extraordinary loss                        -          -      (0.41)           -
                                    ---------  ---------  ----------  ----------
  Net Income (Loss)                 $  (0.28)  $    0.93  $   (3.39)  $   (1.66)
                                    =========  =========  ==========  ==========

Shares Outstanding (d)                 10,388     11,221      10,336      10,029




Earnings before interest, taxes,
  depreciation, amortization and
  other non-cash charges (EBITDA)   $  58,149  $  76,687  $   84,653  $  119,344

Hills Stores Company and Subsidiaries
Condensed Consolidated Balance Sheets (a)
(in thousands)

                                                   February 1,     February 3,
                                                      1997            1996
                                                   -----------     -----------
ASSETS:
Current Assets:
  Cash and cash equivalents                        $    66,163     $    22,898
  Accounts receivable, net                              24,346          25,187
  Inventories                                          341,477         331,697
  Deferred tax asset                                    46,491          34,011
  Other current assets                                   5,115           5,352
                                                   -----------     -----------
    Total current assets                               483,592         419,145

Property, equipment, and capital
  lease assets, net                                    285,902         304,678
Beneficial lease rights, net                             6,848           8,247
Deferred tax asset                                       8,085           8,233
Reorganization value in excess of amounts
  allocated to identifiable assets, net                 97,508         107,514
Other assets, net                                       18,418          15,746
                                                   -----------     -----------
    Total Assets                                   $   900,353     $   863,563
                                                   ===========     ===========



LIABILITIES AND COMMON SHAREHOLDERS' EQUITY:
Current liabilities:
  Current portion of capital leases                $     7,255     $     5,732
  Borrowings under the revolving credit facility             -               -
  Accounts payable, trade                              111,064          87,471
  Other accounts payable and accrued expenses          182,018         178,852
                                                   -----------     -----------
    Total current liabilities                          300,337         272,055

Long-term senior notes                                 195,000         160,000
Capital lease and sale/leaseback financing             154,639         143,945
Other liabilites                                         5,651           8,264

Preferred stock, at mandatory redemption value          19,942          24,636
Common shareholders' equity                            224,784         254,663
                                                   -----------     -----------
    Total Liabilities and Shareholders' Equity     $   900,353     $   863,563
                                                   ===========     ===========

Hills Stores Company and Subsidiaries
Notes to Condensed Financial Statements
February 1, 1997


a) The condensed consolidated financial information should be read in con-junction with the notes to the consolidated financial statements in the Company's annual report on Form 10-K and the quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. The presentation of prior year financial statement amounts have been reclassified to conform with current year presentation.

b) Represents charges and costs associated with the Company's adoption in fiscal year 1996 of SFAS No. 121 "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of," and with the Company's decision in January 1997 to close 10 stores. For the fourth quarter, the after-tax impact of the charge was $13.5 million, or $1.31 per share, while for the year, the after-tax impact of the charge was $20.7 million, or $2.00 per share.

c) Related to severance expenses paid to certain senior officers and employees of the Company, and legal and other expenses, associated with the July 1995 change of control. For the year, the after-tax impact of the charge was $32.5 million, or $3.24 per share.

d) Earnings per share presented on a fully diluted basis only, as differences from primary earnings per share are not significant. Fully-diluted average shares outstanding for the fiscal quarter and year ended February 1, 1997 do not include 997,121 shares of preferred stock, and the fiscal year ended February 3, 1996 does not include 1,231,795 shares of preferred stock, as the effect of the inclusion of such additional shares would be anti-dilutive.

e)  Additional Information (in thousands):

<capiton>
                                For the Fourth Quarter      For the Year
                                ----------------------  --------------------
                                   1996          1995       1996        1995
                                -------       -------   --------    --------
Capital expenditures            $ 6,700       $ 6,163   $ 32,858    $ 56,714
Other non-cash items to
  arrive at EBITDA                  280           215      2,051         576
Cash Interest payments          $18,838       $ 6,064   $ 50,122    $ 38,705

Percent to sales -
  Gross profit margin             25.6%         27.0%      25.9%       27.1%
  SG&A                            16.8%         16.1%      21.5%       20.9%